UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

P10, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear P10 Stockholders,

Our first full year as an NYSE-listed company was memorable and one we believe demonstrates the resilience and durability of the P10 business model. The macroeconomic headwinds we faced were widespread and formidable, such as volatile public equity and bond markets that delivered historic declines, an aggressive tightening of financial conditions which included dramatically higher interest rates, and global uncertainty highlighted by the Ukraine War. In the face of a decidedly negative backdrop, we delivered revenues, Adjusted EBITDA, and Adjusted Net Income per share that increased over 2021 by 32%, 29%, and 43%, respectively. Importantly, we strengthened our market position by continuing to deliver best-in-class returns and by closing on the acquisition of WTI, a leading venture debt firm. With an expanding product set and a disciplined investment process, we believe P10 is uniquely positioned for continued organic growth in the attractive middle and lower middle market. As a result, clients around the world entrusted P10 with $3.4 billion in new capital during 2022 and we ended the year with fee paying assets under management at a record $21.2 billion.

We believe the fundamental pillars of our platform are simple to understand yet difficult to replicate. We begin with private asset classes that leverage our decades of experience in the middle and lower middle market: private equity, venture capital, private credit, and impact investing. Because of the middle and lower middle market’s inherent market structure—thousands of investment opportunities without efficient intermediation—we believe that we have carved out a sustainable competitive advantage, as rich data, strong relationships, and repeatable investment processes continually deliver strong investment performance. Within each asset class, we surround that vertical with numerous investment strategies across both equity and credit, creating a flywheel that gets stronger as it grows. For example, we offer emerging manager and core funds of funds alongside direct secondaries, co-invest, control buyout, seed, and GP stakes, all while also lending to portfolio companies and even a fund itself. While we do not spread ourselves across a multitude of verticals, we want to maintain a strong presence in the ones in which we operate. And the more strategies we offer, the more deals we see, the better our data, and the more informed our investment decisions.

With an investment platform that we believe is second to none in the middle and lower middle market, we also exhibit a financial model that is highly attractive: revenues are steady and predictable, with management fees charged on committed capital that remains for nearly a decade. Without the need for material investment in property, plant, and equipment, our Adjusted EBITDA margins exceed 50%, and because of our tax assets, we are highly efficient at converting a dollar of Adjusted EBITDA into a dollar of Adjusted Net Income. From there, because our employees provide the required GP commitment for each fund, P10 free cash flow allows us to accelerate shareholder value creation through M&A, debt paydown, dividends, and share buybacks. In 2022, for example, our capital allocation touched all four elements of our strategy as we welcomed WTI into the P10 family, paid down $41 million in debt, paid out $11 million in dividends, and repurchased $20 million in P10 stock. Similar to our investment platform, our financial model is in many ways a flywheel: it gets stronger as we grow.

We are thrilled to welcome WTI to the P10 family. As a pioneer in venture debt, WTI has deployed $7.8 billion in loan commitments across more than 1,400 venture-backed companies since its founding in 1980. Many leading publicly-traded technology companies, representing over $1 trillion in aggregate market capitalization, count WTI as an early lender and partner. We believe we are now more entrenched in our verticals than any other investment platform, further widening the competitive advantage each of our strategies has independently developed over decades. And we believe we are in the early innings with respect to optimizing our platform, as we continue to accelerate cross sourcing of investment opportunities and cross selling to global clients.

P10’s outlook for long-term growth continues to be strong despite the current challenges facing capital markets and the global economy. From our vantage point, the secular tailwinds for private markets remain intact. In 2023, we will remain focused on exploiting opportunities for growth while strengthening our market position. As we do this, our investment teams remain committed to generating outstanding investment returns for our clients, allowing us to raise and deploy additional assets under management which creates incremental shareholder value. Another value generator is the alignment we have with public stockholders—the management team, Board of Directors, and employees own over 55% of shares outstanding.

In closing, we want to express our sincere appreciation to our employees, investors, and public stockholders for their ongoing support. P10 is a truly remarkable business and our future is bright.

Sincerely,

Robert Alpert Robert Alpert Co-Chief Executive Officer and Chairman of the Board	C. Clark Webb C. Clark Webb Co-Chief Executive Officer and Director

April 24, 2023

Caution Regarding Forward-Looking Information

Some of the statements in this document may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. Words such as “will,” “expect,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan” and similar expressions are intended to identify these forward-looking statements. Forward-looking statements discuss management’s current expectations and projections relating to our financial position, results of operations, plans, objectives, future performance and business. The inclusion of any forward-looking information in this document should not be regarded as a representation that the future plans, estimates or expectations contemplated will be achieved. Forward-looking statements are subject to various risks, uncertainties and assumptions. Forward-looking statements reflect management’s current plans, estimates and expectations and are inherently uncertain. All forward-looking statements are subject to known and unknown risks, uncertainties and other important factors that may cause actual results to be materially different, including risks relating to: global and domestic market and business conditions; successful execution of business and growth strategies and regulatory factors relevant to our business; changes in our tax status; our ability to maintain our fee structure; our ability to attract and retain key employees; our ability to manage our obligations under our debt agreements; as well as assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy; and our ability to manage the effects of events outside of our control. The foregoing list of factors is not exhaustive. For more information regarding these risks and uncertainties as well as additional risks that we face, you should refer to the “Risk Factors” included in our annual report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) and in our subsequent reports filed from time to time with the SEC. The forward-looking statements included in this presentation are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement as a result of new information or future events, except as otherwise required by law.

Fee-Paying Assets Under Management, or FPAUM

FPAUM reflects the assets from which we earn management and advisory fees. Our vehicles typically earn management and advisory fees based on committed capital, and in certain cases, net invested capital, depending on the fee terms. Management and advisory fees based on committed capital are not affected by market appreciation or depreciation.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures contained in this document, including, without limitation, Adjusted EBITDA, Adjusted Net Income (“ANI”) and fee-paying assets under management, are not GAAP measures of the Company’s financial performance or liquidity and should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP. A reconciliation of such non-GAAP measures to their most directly comparable GAAP measure is included later in this document. The Company believes the presentation of these non-GAAP measures provide useful additional information to investors because it provides better comparability of ongoing operating performance to prior periods. It is reasonable to expect that one or more excluded items will occur in future periods, but the amounts recognized can vary significantly from period to period. Adjusted EBITDA and ANI should not be considered substitutes for net income or cash flows from operating, investing, or financing activities. You are encouraged to evaluate each adjustment to non-GAAP financial measures and the reasons management considers it appropriate for supplemental analysis. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

2022 Highlights

	Twelve Months Ended
Financial Results ($ in Millions)	December 31, 2022	December 31, 2021
Actual FPAUM ($Bn)	$21.2	$17.3
Pro Forma FPAUM ($Bn) (1)	$21.2	$19.0
GAAP Financial Metrics Revenue	$198.4	$150.5
Operating Expenses	$154.9	$110.2
GAAP Net Income	$29.4	$10.8
Fully Diluted GAAP EPS	$0.24	$0.08
Non-GAAP Financial Metrics GAAP Revenue	$198.4	$150.5
Adjusted EBITDA (2)	$106.8	$83.1
Adjusted EBITDA Margin	54%	55%
Adjusted Net Income (2)	$97.9	$62.8
Fully Diluted ANI EPS (3)	$0.80	$0.56

Notes:

1.	FPAUM on a pro forma basis assumes the acquisitions of WTI, Bonaccord, and Hark were completed as of January 1, 2021.
2.	Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures. Please refer to the Non-GAAP Financial Measures chart for a reconciliation of non-GAAP to GAAP measures.
3.

Fully Diluted ANI EPS calculations include the total of all common shares, stock options under the treasury stock method, and the redeemable non- controlling interests of P10 Intermediate converted to Class B common stock as of each period presented.

Non-GAAP Financial Measures (unaudited)

	Twelve Months Ended
In thousands except per share amounts	December 31, 2022	December 31, 2021
GAAP Net Income	$29,399	$10,767
Add back (Subtract):
Depreciation & amortization	28,028	30,703
Interest expense, net (1)	9,505	37,497
Income tax benefit/(expense)	6,064	(7,070)
Non-recurring expenses	9,587	8,807
Recurring non-cash stock based compensation	9,587	2,416
Non-cash stock based compensation – acquisitions	9,029	—
Earnout related compensation	5,612	—
Adjusted EBITDA	106,811	83,120
Less:
Cash interest expense, net	(6,784)	(17,997)
Cash income taxes, net of tax paid related to acquisitions	(2,114)	(2,308)
Adjusted Net Income	97,913	62,815
ANI Earnings per Share
Weighted average shares outstanding, basic	116,751	72,660
Weighted average shares outstanding, diluted	121,655	112,332
ANI per share	$0.84	$0.86
Diluted ANI per share	$0.80	$0.56

(1)

The amount in the column for the year ended 2021 includes Interest expense, net, Interest expense implied on notes payable to sellers and Loss on extinguishment of debt as shown on the Consolidated Statements of Operations.

Above is a calculation of our unaudited non-GAAP financial measures. These are not measures of financial performance under GAAP and should not be construed as a substitute for the most directly comparable GAAP measures, which are reconciled in the table above. These measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these measures in isolation or as a substitute for GAAP measures. Other companies may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

We use Adjusted Net Income, or ANI, as well as Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) to provide additional measures of profitability. We use the measures to assess our performance relative to our intended strategies, expected patterns of profitability, and budgets, and use the results of that assessment to adjust our future activities to the extent we deem necessary. ANI reflects our actual cash flows generated by our core operations. ANI is calculated as Adjusted EBITDA, less actual cash paid for interest and federal and state income taxes.

In order to compute Adjusted EBITDA, we adjust our GAAP Net Income for the following items:

•	Expenses that typically do not require us to pay them in cash in the current period (such as depreciation, amortization and stock-based compensation)
•	The cost of financing our business

•	Non-Recurring Transaction Fees include the following:

•	Acquisition-related expenses which reflect the actual costs incurred during the period for the acquisition of new businesses, which primarily consists of fees for professional services including legal, accounting, and advisory

•	Registration-related expenses include professional services associated with our prospectus process incurred during the period, and does not reflect expected regulatory, compliance, and other costs which may be incurred subsequent to our Initial Public Offering, and the effects of income taxes.

Adjusted Net Income reflects net cash paid for federal and state income taxes. In the first quarter of 2022, the Company received a state refund of $353,000, thus increasing Adjusted Net Income.

Fully Diluted ANI EPS calculations include the total of all common shares, stock options under the treasury stock method, restricted stock units, and the redeemable non-controlling interests of P10 Intermediate converted to Class B common stock as of each period presented.

Notice of Annual Meeting of Stockholders

1	Proxy Statement

1	Proxy Summary

1	About the Meeting

5	Stock Ownership

7	Matters to Come Before the Annual Meeting

7	Proposal 1: Election of Directors

11	Board Meetings; Corporate Governance; Committees and Membership

18	Director Compensation

19	Executive Compensation

25	Compensation Policies and Practices and Risk

26	Audit Committee Report

27	Proposal 2: Ratification of Independent Registered Public Accounting Firm

28	Delinquent Section 16(a) Reports

28	Other Matters

2023 Proxy Statement        i

Notice of Annual Meeting of Stockholders

Notice is hereby given that the 2023 Annual Meeting of Stockholders of P10, Inc. (“P10” or the “Company”) will be held at 4514 Cole Ave, 3rd Floor, Dallas, TX 75205 at 9:00 a.m., local time, on Friday, June 16, 2023 for the following purposes:

1.  To elect the following nominees as Class II Directors to serve for a term of three years: David M. McCoy and Robert B. Stewart, Jr.;

2.  To ratify the selection of KPMG LLP as our Independent Registered Public Accounting Firm for our fiscal year ending December 31, 2023; and

3.  To transact such other business as may properly come before the meeting or any adjournment thereof.

These proposals are more fully described in the Proxy Statement following this Notice.

The Board of Directors recommends that you vote (i) FOR the election of the two nominees to serve as Class II directors of the Company for a term of three years, and (ii) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Along with the attached Proxy Statement, we are sending you a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The Board of Directors has fixed the close of business on April 20, 2023 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. A list of the stockholders of record as of the close of business on April 20, 2023 will be available for inspection by any of our stockholders for any purpose germane to the Annual Meeting during normal business hours at our principal executive offices, 4514 Cole Ave, Suite 1600, Dallas, TX 75205, beginning on June 6, 2023 and at the Annual Meeting.

Stockholders are cordially invited to attend the Annual Meeting in person. Regardless of whether you plan to attend the Annual Meeting, please mark, date, sign and return the enclosed proxy, or vote by internet or telephone, to ensure that your shares are represented at the Annual Meeting.

By Order of the Board of Directors,

Robert Alpert

Robert Alpert

Co-Chief Executive Officer and Chairman of the Board of Directors

April 24, 2023

Annual Meeting Information

Date and Time:

Friday, June 16, 2023

9:00 a.m., local time

Location:

4514 Cole Ave, 3rd Floor

Dallas, TX, 75205

Record Date:

Close of Business

April 20, 2023

Voting Information

Your vote is important.

Please vote via the

Internet or telephone.

By Internet

Visit: www.proxypush.com/PX

By Phone

Call: 1-866-983-6559

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on June 16, 2023: The Notice of Annual Meeting of Stockholders, the accompanying proxy statement and our 2022 Annual Report to Stockholders are available at www.p10alts.com and www.proxypush.com/PX These proxy materials are first being made available to stockholders on or about April 24, 2023 and mailed on or about April 28, 2023.

Proxy Summary

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 16, 2023

Proxy Summary

This summary highlights certain information contained elsewhere in our proxy statement. This summary does not contain all the information that you should consider, and you should carefully read the entire proxy statement and our 2022 Annual Report to Stockholders before voting. The Notice of Annual Meeting of Stockholders, the accompanying proxy statement and our 2022 Annual Report to Stockholders are available at www.p10alts.com and www.proxypush.com/PX and are first being made available to stockholders commencing on or about April 24, 2023 and mailed on or about April 28, 2023.

About the Meeting

What is the date, time and place of the annual meeting?

P10 Inc.’s 2023 Annual Stockholders’ Meeting will be held on Friday, June 16, 2023 beginning at 9:00 a.m., local time, at 4514 Cole Ave, 3rd Floor, Dallas, TX 75205.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, consisting of (1) the election of Class II directors; (2) the ratification of the appointment of KPMG LLP as P10’s independent registered public accounting firm for the year ending December 31, 2023; and (3) any other matters that properly come before the meeting.

What are the voting rights of the holders of our common stock?

Each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally.

Each share of our Class B common stock will entitle its holder to ten votes until a Sunset becomes effective. After a Sunset becomes effective, each share of our Class B common stock will automatically convert into Class A common stock. The Class B Holders have approximately 94% of the combined voting power of our common stock.

A “Sunset” is triggered by any of the earlier of the following:

•

the Sunset Holders cease to maintain direct or indirect beneficial ownership of 10% of the outstanding shares of Class A common stock (determined assuming all outstanding shares of Class B common stock have been converted into Class A common stock);

•	the Sunset Holders collectively cease to maintain direct or indirect beneficial ownership of at least 25% of the aggregate voting power of the outstanding shares of our common stock; and

•	upon the tenth anniversary of the effective date of our amended and restated certificate of incorporation.

Holders of Class B common stock may elect to convert shares of Class B common stock on a one-for-one basis into Class A common stock at any time. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as set forth in our amended and restated certificate of incorporation or as otherwise required by applicable law.

2023 Proxy Statement        1

Proxy Summary

P10, Inc. entered into a controlled company agreement (the “Controlled Company Agreement”), with principals of 210 Capital, LLC (“210 Capital”) and certain of their affiliates (the “210 Group”), RCP Advisors 2, LLC and RCP Advisors 3, LLC (collectively, “RCP Advisors”) and certain of their affiliates (the “RCP Group”), and TrueBridge Capital Partners LLC and certain of their affiliates (the “TrueBridge Group”), granting each party certain board designation rights. So long as the 210 Group and any of their permitted transferees continue to collectively hold a combined voting power of (A) at least 10% of the shares of common stock outstanding immediately following the closing date of our intial public offering (the “Closing Date”), P10, Inc. shall include in its slate of nominees two (2) directors designated by the 210 Group and (B) less than 10% but at least 5% of the shares of common stock outstanding immediately following the Closing Date, one (1) director designated by the 210 Group. So long as the RCP Group and any of their permitted transferees continue to collectively hold a combined voting power of at least 5% of the shares of common stock outstanding immediately following our intial public offering, P10, Inc. shall include in its slate of nominees one (1) director designated by the RCP Group. So long as the TrueBridge Group and any of their permitted transferees continue to collectively hold a combined voting power of at least 5% of the shares of common stock outstanding immediately following our intial public offering, P10, Inc. shall include in its slate of nominees one (1) director designated by the TrueBridge Group.

The 210 Group, the RCP Group and TrueBridge Group have the right to designate two, one and one directors, respectively. In addition, the parties to our Controlled Company Agreement will agree to elect three directors who are not affiliated with any party to our Controlled Company Agreement and who satisfy the independence requirements applicable to audit committee members established pursuant to Rule 10A-3 under the Exchange Act. These board designation rights are subject to certain limitations and exceptions.

Who is entitled to vote at the meeting?

Only our stockholders of record at the close of business on April 20, 2023, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponement(s) or adjournment(s) of the meeting. As of the record date, there were 43,143,972 shares of Class A common stock outstanding and 72,823,009 shares of Class B common stock outstanding, all of which are entitled to be voted at the annual meeting. Whether or not you plan to attend the meeting, we encourage you to fill out and return the proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

A list of stockholders will be available at our headquarters at 4514 Cole Ave, Suite 1600, Dallas, TX 75205 for a period of ten days prior to the annual meeting and at the annual meeting itself for examination by any stockholder.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

•

Stockholder of Record. If (i) your shares of Class A common stock are registered directly in your name with the Company’s transfer agent, or (ii) you hold shares of Class B common stock that are registered directly in your name, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

•

Beneficial Owner of Shares Held in Street Name. If your shares of Class A or Class B common stock are held in an account at a brokerage firm, bank, dealer, custodian or other similar organization acting as nominee (each, a “broker”), then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.”

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date, to attend the meeting, and you will need to bring a signed proxy from your broker in order to vote your shares at the meeting.

2        P10, Inc.

Proxy Summary

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 43,143,972 shares of Class A common stock outstanding and 72,823,009 shares of Class B common stock outstanding, all of which are entitled to be voted at the annual meeting, and therefore holders of common stock representing 385,687,032 combined voting power will constitute a quorum.

What vote is required to approve each item?

For purposes of electing directors at the annual meeting, the nominees receiving the support of stockholders representing the greatest voting power amongst holders of common stock present at the meeting, in person or by proxy and entitled to vote, shall be elected as directors. The affirmative vote of a majority of the combined voting power of the shares of common stock present at the meeting in person or by proxy and entitled to vote is required for the ratification of the selection of KPMG LLP and the approval of any other matter that may be properly submitted to a vote of our stockholders.

The inspector of election for the annual meeting shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum. A “broker non-vote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that proposal and has not received instructions from the beneficial owner. Broker non-votes will not be counted as votes cast “for” or votes “withheld” for the election of directors, but are considered “shares present” for purposes of determining whether a quorum exists. If less than a majority of the combined voting power of the outstanding shares of common stock is represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting from time to time without further notice.

What are the Board’s recommendations?

As more fully discussed under Summary of Matters to be Voted On, our Board of Directors recommends a vote: (i) FOR the election of the two nominees to serve as Class II directors of the Company for a term of three years, and (ii) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted: (i) FOR the election of each of the two nominees to serve as Class II directors of the Company for a term of three years, (ii) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and (iii) in accordance with the recommendation of our Board of Directors, FOR or AGAINST all other matters as may properly come before the annual meeting. In the event a stockholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.

How do I vote?

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card. Voting instructions are provided on the proxy card contained in the proxy materials. Holders of record may vote their shares by regular mail, by phone at 1-866-983-6559, online at www.proxypush.com/PX, or in person at the Annual Meeting.

If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record. The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

2023 Proxy Statement        3

Proxy Summary

If you come to the Annual Meeting, you can, of course, vote in person. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

Can I change my vote after I return my proxy card?

Yes. The giving of a proxy does not eliminate the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise of that proxy, by voting in person at the annual meeting, by filing a written revocation or duly executed proxy bearing a later date with our Secretary at our headquarters.

Who pays for costs relating to the proxy materials and annual meeting of stockholders?

The costs of preparing, assembling and mailing this proxy statement, the Notice of Annual Meeting of Stockholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on our website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in so doing. We have retained InvestorCom, LLC to aid in the solicitation at an estimated cost of $5,000 plus reimbursable out-of-pocket expenses.

4        P10, Inc.

Stock Ownership

Stock Ownership

Security Ownership of Certain Beneficial Owners and Management

The following table shows information regarding the beneficial ownership of our common stock for the following:

•	Each stockholder known by us to beneficially own more than 5% of our common stock based solely on P10’s review of filings with the SEC pursuant to Section 13(d) or Section 13(g) of the Exchange Act;

•	Each of our directors and director nominees;

•	Each named executive officer listed in the Summary Compensation Table in “Executive Compensation”; and

•	All directors, director nominees and named executive officers as a group.

All information is as of the record date, April 20, 2023, except as noted otherwise. On such date, there were 43,143,972 shares of Class A common stock outstanding with the right to one vote per share on each matter to come before the meeting, 72,823,009 shares of Class B common stock outstanding with the right to ten votes per share on each matter to come before the meeting, and all outstanding shares have a combined voting power of 771,374,062 votes. The address for directors, director nominees and executive officers is c/o P10, Inc., 4514 Cole Avenue, Suite 1600 Dallas, Texas 75205.

Name of Beneficial Owner	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned	Combined Voting Power and Nature of Class (1)		Percent of Class A	Percent of Class B	Percent of Combined Voting Power
Beneficial Owners of More Than 5% of Any Class
AllianceBernstein L.P.	2,908,710		—	2,908,710	(2)	6.7%	*	*
T. Rowe Price Investment Management, Inc.	4,461,425		—	4,461,425	(3)	10.3%	*	*
Federated Hermes, Inc.	3,181,933		—	3,181,933	(4)	7.4%	*	*
Kent P. Dauten	—		6,583,091	65,830,910	(5)	*	9.0%	8.5%
The Vanguard Group	3,608,355		—	3,608,355	(6)	8.4%	*	*
The Conversant Opportunity Master Fund LP	2,459,702		—	2,459,702	(7)	5.7%	*	*
RCP Group Holders(8)	139,602	(8)	25,807,184	258,211,442	(8)	*	35.4%	33.5%
TrueBridge Group Holders(9)	46,988	(9)	17,562,590	175,672,888	(9)	*	24.1%	22.8%
210 Group Holders(10)	50,796	(10)	13,167,397	131,724,766	(10)	*	18.1%	17.1%
Directors, Director Nominees and Named Executive Officers
Robert Alpert (member of the 210 Group Holders)	25,398		13,167,397	131,699,368	(10)	*	18.1%	17.1%
C. Clark Webb (member of the 210 Group Holders)	25,398		13,167,397	131,699,368	(10)	*	18.1%	17.1%
William F. Souder (member of the RCP Group Holders)	25,399		4,261,939	42,644,789	(8)(11)	*	5.9%	5.5%
David M. McCoy (member of the RCP Group Holders)	25,275		2,817,213	28,197,405	(8)	*	3.9%	3.7%
Robert B. Stewart Jr.	84,761		13,291	217,671		*	*	*
Travis Barnes	12,126		13,291	145,036		*	*	*
Scott Gwilliam	233,626		609,686	6,330,486		*	*	*
Edwin Poston (member of the TrueBridge Group Holders)	23,494		8,868,179	88,705,284	(9)(12)	*	12.2%	11.5%
Amanda Coussens	12,993	(13)	—	12,993	(13)	*	*	*
Jeff P. Gehl (member of the RCP Group Holders)	17,064		2,911,939	29,136,454	(8)(14)	*	4.0%	3.8%
All directors, director nominees and named executive officers as a group (10 persons)	485,534		32,662,935	327,114,884		1.1%	44.9%	42.4%

*	Less than one percent (1%)

(1)

The amounts reported in this column represent one vote per share of Class A common stock beneficially owned and ten votes per share of Class B common stock beneficially owned, irrespective of whether such beneficial owner reported having voting power over such shares. For details regarding the differences, if any, between the voting and dispositive power over any such shares, please refer to the footnotes accompanying the applicable beneficial owner.

2023 Proxy Statement        5

Stock Ownership

(2)

Information reported is based on Schedule 13G/A as filed with the SEC on June 10, 2022, on which AllianceBernstein L.P.: (i) reported beneficially owning an aggregate of 2,908,710 shares of our Class A common stock as of May 31, 2022, of which the reporting person reported having sole voting power over 2,780,703 shares, sole dispositive power over 2,870,529 and shared dispositive power over 38,181 shares; and (ii) listed its address as 1345 Avenue of the Americas, New York, NY 10105.

(3)

Information reported is based on Schedule 13G/A as filed with the SEC on February 14, 2023, on which T. Rowe Price Investment Management, Inc.: (i) reported beneficially owning an aggregate of 4,461,425 shares of our Class A common stock as of December 31, 2022, of which the reporting person reported having sole voting power over 1,273,600 shares and sole dispositive power over 4,461,425 shares; and (ii) listed its address as 101 E. Pratt Street, Baltimore, MD 21201.

(4)

Information reported is based on Schedule 13G/A as filed with the SEC on February 1, 2023, by Federated Hermes, Inc., Voting Shares Irrevocable Trust, Thomas R. Donahue and J. Christopher Donahue. This filing: (i) reported that, as of December 31, 2022: (a) Federated Hermes, Inc. had sole voting and dispositive power over 3,181,933 shares of our Class A common stock held directly by the Voting Shares Irrevocable Trust, of which Thomas R. Donahue and J. Christopher Donahue are trustees, and (b) Thomas R. Donahue and J. Christopher Donahue each have shared voting and dispositive power over such shares; and (ii) listed each reporting person’s address as 1001 Liberty Avenue, Pittsburgh, PA 15222-3779.

(5)

Information reported is based on the Schedule 13G as filed with the SEC on June 30, 2022, on which Kent P. Dauten: (i) reported beneficially owning an aggregate of 6,583,091 shares of our Class B common stock as of June 30, 2022, of which the reporting person may be deemed to have (a) sole voting power over 6,274,938 shares held by a trust of which the reporting person is trustee, and (b) shared voting power over 308,152 shares held by certain trusts of which a member of the reporting person’s immediate family serves as trustee; and (ii) listed his address as 155 N. Wacker Drive, #4150, Chicago, Illinois 60606.

(6)

Information reported is based on Schedule 13G/A as filed with the SEC on February 9, 2023, on which The Vanguard Group: (i) reported beneficially owning an aggregate of 3,608,355 shares of our Class A common stock as of December 30, 2022, of which the reporting person reported having voting power over zero shares, sole dispositive power over 3,594,810 shares and shared dispositive power over 13,545 shares; and (ii) listed its address as 100 Vanguard Blvd. Malvern, PA 19355.

(7)

Information reported is based on Schedule 13G/A as filed with the SEC on February 13, 2023, by The Conversant Opportunity Master Fund LP, Conversant GP Holdings LLC, Conversant Capital LLC, and Michael Simanovsky, wherein each reporting person: (i) reported having shared voting and dispositive power over 2,459,702 shares of our Class A common stock as of December 31, 2022; and (ii) listed their address as 25 Deforest Ave., Summit, NJ 07901.

(8)

Information reported is based on: (i) the Schedule 13G filed with the SEC on February 14, 2023, by David M. McCoy, the Jon I. Madorsky Revocable Trust, the Thomas P. Danis Revocable Living Trust, the Charles K. Huebner Trust, Souder Family LLC (of which William F. Souder serves as Managing Partner), the Jeff P. Gehl Living Trust (of which Jeff P. Gehl serves as trustee), Nell M. Blatherwick, Alexander I. Abell, Michael Feinglass, Andrew Rowan Nelson, and Prism 2, LLC (collectively, the “RCP Group Holders”), which reported the respective holdings of each member of the RCP Group Holders as of December 31, 2022; and (ii) subsequent Forms 4 filed: (a) on March 14, 2023, by William F. Souder; (b) on March 15, 2023 by certain members of the RCP Group Holders; and (c) on March 20, 2023, by Jeff P. Gehl. The Schedule 13G filed by the RCP Group Holders listed each reporting person’s address as c/o 4514 Cole Avenue, Suite 1600 Dallas, Texas 75205.

(9)

Includes shares held by: (i) Edwin Poston directly and indirectly through the TrueBridge Colonial Fund, u/a dated 11/15/2015, and TrueBridge Ascent LLC; and (ii) Mel A. Williams directly and indirectly through the Mel Williams Irrevocable Trust u/a/d August 12, 2015, and MAW Management Co. (collectively, the “TrueBridge Group Holders”). Information is based on Forms 4 filed by certain members of the TrueBridge Group Holders on November 18, 2021, and on March 17, 2023, in which each reporting person listed their address as c/o 4514 Cole Avenue, Suite 1600 Dallas, Texas 75205.

(10)

Information reported is based on: (i) the Schedule 13G filed with the SEC on February 14, 2022, by 210 Capital, LLC, Covenant RHA Partners, L.P., CCW/LAW Holdings, LLC, RHA Investments, Inc., Robert Alpert, and C. Clark Webb (collectively, the “210 Group Holders”); and (ii) a Form 4 filed on March 14, 2023 by Robert Alpert and C. Clark Webb. In such Schedule 13G, each member of the 210 Group Holders: (a) reported having, as of December 31, 2021, shared dispositive and voting power over 13,167,397 shares of our Class B common stock; and (ii) listed their address as 4514 Cole Avenue, Suite 1600 Dallas, Texas 75205. These shares of Class B common stock are owned directly by 210 Capital, LLC, which may be deemed to be controlled indirectly by Mr. Alpert and Mr. Webb through their respective control of the other members of the 210 Group Holders. The shares of Class A common stock disclosed above for the 210 Group Holders consist of 25,398 shares held directly by Mr. Alpert and 25,398 shares held directly by Mr. Webb.

(11)	Includes shares beneficially owned by Souder Family LLC. Mr. Souder has the power to direct the affairs of Souder Family LLC as its Managing Partner.

(12)

Includes: (i) 8,694,409 shares pf Class B common stock beneficially owned by TrueBridge Colonial Fund, u/a dated 11/15/2015, of which Mr. Poston serves as trustee; and (ii) 173,770 shares pf Class B common stock beneficially owned by TrueBridge Ascent LLC, of which Mr. Poston serves as manager.

(13)	Includes 6,650 options to purchase shares of Class A common stock that are currently exercisable.

(14)	Includes shares beneficially owned by the Jeff P. Gehl Living Trust. Mr. Gehl has the power to direct the affairs of the Jeff P. Gehl Living Trust as its trustee.

6        P10, Inc.

Matters to Come Before the Annual Meeting

Matters to Come Before the Annual Meeting

PROPOSAL 1:

Election of Directors

Nominees

Our amended and restated certificate of incorporation and bylaws classifies our Board of Directors into three classes of directors, serving staggered three-year terms of office. Directors designated as Class II directors have initial terms expiring at this Annual Meeting. Directors up for election at this Annual Meeting may be elected to a new three-year term expiring in 2026. Directors designated as Class III directors have initial terms expiring at our 2024 Annual Meeting of Stockholders. Directors up for reelection at our 2024 Annual Meeting of Stockholders may be elected to a new three-year term expiring in 2027. Directors designated as Class I directors were elected to three-year terms expiring at our 2025 Annual Meeting of Stockholders. Each director whose term expires at the 2025 Annual Meeting of Stockholders may be elected to a new three-year term expiring in 2028. Each director elected at any Annual Meeting of Stockholders thereafter (and any other individual who is nominated for election at any such meeting) shall be elected for a three-year term. There are no family relationships among any of our directors, executive officers or nominees.

Listed below are the nominees for election at the annual meeting to serve as Class II directors on our Board of Directors, along with the continuing Class III and Class I directors.

Nominees for Election as Class II Directors at the Annual Meeting (Term to Expire 2026)

David M. McCoy Title: Nominee | Age: 49 | Director Since: New Nominee

Career Highlights

Mr. McCoy is the director nominee designated by the RCP Group. Mr. McCoy is a Managing Partner and portfolio manager for the Firm’s co-investment funds and maintains broader activities throughout the investment function. Mr. McCoy is also on the Investment Committee and active as an Advisory Board member of various underlying funds and portfolio companies. He has been involved in the private equity industry since 1998.

Prior to joining RCP, Mr. McCoy was a Partner at National City Equity Partners, the private equity/mezzanine arm of PNC Financial Services Group, Inc. He has prior private equity experience at Thayer Capital Partners, operational experience at Suntron Corporation, an electronics contract manufacturer, and investment banking experience at BT Alex Brown.

Mr. McCoy received a BA in Economics from Princeton University and an MBA from The Wharton School at the University of Pennsylvania.

Committees:

•   N/A

Robert B. Stewart, Jr. Title: Director | Age: 57 | Director Since: 2021

Career Highlights

Mr. Stewart brings to the board extensive experience in intellectual property, patent licensing, financial and public markets. Mr. Stewart currently serves as Chairman of the Board of PopID, a company that provides solutions for verifying an individual’s identity through facial recognition software. Mr. Stewart is the former President of Acacia Research Corporation, an industry leader in patent licensing. Mr. Stewart was an executive at Acacia for over two decades, helping to deliver hundreds of millions of dollars of value to Acacia’s patent partners. Mr. Stewart received a B.S. degree from the University of Colorado at Boulder. He has served on the Board of Directors of the Company since October 2021.

Committees:

• Audit (Chair) • Compensation • Nominating and Corporate Governance (Chair)

2023 Proxy Statement        7

Matters to Come Before the Annual Meeting

Continuing Class III Directors (Term Expires 2024)

Robert Alpert Title: Co-CEO and Chairman of the Board of Directors | Age: 58 | Director Since: 2017

Career Highlights

Mr. Alpert is one of the two directors designated by the 210 Group and has served as the Company’s Co-Chief Executive Officer and Chairman of the Board since 2017. Mr. Alpert brings to the board extensive investment and managerial experience. In addition to his role at P10, Mr. Alpert is also the co-founder and principal of 210 Capital. Additionally, he is the Chairman of the Board of Crossroads Impact Corp. and a director of Elah Holdings, lnc., both of which are OTC Pink listed investment holding companies. Mr. Alpert is also a managing member of Merfax Financial Group, LLC, an investment fund and the controlling shareholder of Incline Insurance Group, LLC, a national property and casualty insurance company], and a director of Redpoint Insurance Group, LLC, an insurance holding company. He was formerly CEO (April 2019-September 2020) and Chairman of the Board of Globalscape, Inc., a software developer offering secure enterprise FTP solutions. Before founding 210 Capital, Mr. Alpert was the founder and portfolio manager of Atlas Capital Management, L.P. (October 1995 to September 2015). Mr. Alpert received a B.A. from Princeton University in 1987 and an M.B.A. from Columbia University in 1990.

Committees:

•   N/A

Travis Barnes Title: Director | Age: 47 | Director Since: 2021

Career Highlights

Mr. Barnes brings to the board extensive experience in financial services and impact lending. Mr. Barnes is a Managing Director and Global Co-Head of Capital Markets, serving on the Investment Banking Management Team at Barclays, a multinational universal bank. Previously, he was the global head of Debt Capital Markets and Risk Solutions Group, which also included Securitized Products Origination, Sustainable Capital Markets, Loan Capital Markets and Global Finance Advisory. Mr. Barnes is the Chair of Barclays’ Americas Citizenship Council. He is based in New York and has worked at Barclays since 2006. He started his career at Morgan Stanley and worked in Debt Capital Markets, Corporate Finance and Mergers & Acquisitions, based in New York and Hong Kong. Mr. Barnes received a B.A., summa cum laude, in Economics and English from Lafayette College in 1998. He has served as a director of the Company since October 2021.

Committees:

• Audit • Compensation • Nominating and Corporate Governance

8        P10, Inc.

Matters to Come Before the Annual Meeting

Continuing Class I Directors (Term Expires 2025)

C. Clark Webb Title: Co-CEO and Director | Age: 42 | Director Since: 2017

Career Highlights

Mr. Webb is one of the two directors designated by the 210 Group and has served as the Co-Chief Executive Officer and as a director of the Company since 2017. Mr. Webb brings to the board extensive investment and managerial experience. In addition to his role at P10, Mr. Webb is also the Co-Founder and Principal of 210 Capital. Previously, Clark was co-founder and manager of P10 Capital Management, LP, a Co-Portfolio Manager of the Lafayette Street Fund and a Partner at Select Equity Group, L.P. Mr. Webb holds a BA from Princeton University (2003). Mr. Webb also currently serves as the chairman of the Board of Directors of each of Elah Holdings, Inc., an investment holding company, and Collaborative Imaging, LLC, a healthcare technology and management services organization, and as member of the Board of Directors of Crossroads Impact Corp., an OTC Pink listed investment holding company. He was formerly a director of Globalscape, Inc., a software developer offering secure enterprise FTP solutions.

Committees:

•   N/A

Scott Gwilliam Title: Director | Age: 53 | Director Since: 2021

Career Highlights

Mr. Gwilliam brings to the board extensive investment and industry experience. Mr. Gwilliam is a co-founder of Keystone Capital Management, a Chicago-based investment firm, where he has served as the Managing Partner since 2017. Mr. Gwilliam also currently serves as a director of CONSOR Engineers, an infrastructure engineering firm, VDA Holdings, a building sciences consultancy, Clearwater, a water operations and management company, Inspire 11, a leading digital transformation and data analytics firm, Merge, a full-service marketing agency, and Pinchin Holdings, an environmental, engineering, building science, and health & safety consulting firm. Prior to founding Keystone, Mr. Gwilliam was with Madison Dearborn Partners, a leading middle market private equity firm, and Kidder, Peabody & Company, a New York-based Investment Banking firm. Mr. Gwilliam received a B.S. degree in finance from the University of Virginia and a M.B.A. from Northwestern University. He has served as a director of the Company since October 2021.

Committees:

• Audit • Compensation (Chair) • Nominating and Corporate Governance

Edwin Poston Title: Director | Age: 56 | Director Since: 2021

Career Highlights

Mr. Poston brings extensive private equity experience to the Board of Directors of the Company, where he has served as the director designated by TrueBridge Capital Partners LLC and certain of its affiliates since October 2021. He is a General Partner and co-founder of TrueBridge Capital Partners LLC, a principal operating brand of the Company. Prior to founding TrueBridge Capital Partners LLC, he was a Managing Director and Head of Private Equity at The Rockefeller Foundation, a private foundation to empower the world’s poor, where he focused particularly on private assets, including building and managing the Foundation’s venture capital and buyout portfolios both domestically and internationally. Prior to The Rockefeller Foundation, Mr. Poston was at Brandywine Trust Company, a multi-family office where he worked across a portfolio of more than $4 billion for a limited number of high-net-worth families and foundations. As the senior investment professional, he was responsible for all asset classes but spent the majority of his time on buyouts, venture capital, hedge funds, international equities, small cap equities, and concentrated portfolios. Prior to starting his career in private equity investing, Mr. Poston worked as an investment banker at NationsBanc Montgomery Securities (Bank of America Securities) and as an opportunistic real estate investor in Washington, D.C. Mr. Poston received a J.D. and M.B.A. from Emory University, and a B.A. from the University of North Carolina at Chapel Hill.

Committees:

•   N/A

2023 Proxy Statement        9

Matters to Come Before the Annual Meeting

Vote Required

Each Class II director will be elected by a plurality of the votes cast at the annual meeting (assuming a quorum is present). The two nominees for Class II director receiving the highest number of affirmative votes will be elected. Consequently, any shares not voted at the annual meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors. Shares of common stock represented by executed, but unmarked, proxy cards will be voted in favor of the election as directors of the persons named as nominees in this proxy statement; provided that, if you hold your shares of our common stock through a broker-dealer, bank nominee, custodian or other securities intermediary, the intermediary will not vote those shares for the election of any nominee for director unless you give the intermediary specific voting instructions on a timely basis directing the intermediary to vote for such nominee.

Of our nominees for election as a Class II director, only Mr. Stewart is currently a member of our Board of Directors. Mr. McCoy is currently an executive at RCP, and this is his first year being nominated to serve on the Board of Directors. Each of the foregoing nominees has consented to be named in this proxy statement and agreed to serve as a director if elected. Our Board of Directors has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, if any nominee should be unable to serve or will not serve, then the shares represented by proxies received will be voted for another nominee selected by our Board of Directors.

Recommendation of the Board of Directors The Board of Directors unanimously recommends a vote “FOR” the election of each nominee for Class II Director to serve a term of three years under Proposal One

10        P10, Inc.

Matters to Come Before the Annual Meeting

Board Meetings; Corporate Governance; Committees and Membership

Independent Directors

Our Board of Directors has determined that Mr. Stewart, Mr. Gwilliam and Mr. Barnes are “independent” as defined under the rules of the NYSE. In making this determination, the Board of Directors considered the relationships that Mr. Stewart, Mr. Gwilliam and Mr. Barnes have with our Company and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence, including ownership interests in us.

We are a “controlled company” under the rules of the NYSE by virtue of the Controlled Company Agreement, and therefore qualify for an exemption from the requirement that our Board of Directors consist of a majority of independent directors, that we establish a Compensation Committee consisting solely of independent directors and that our director nominees be selected or recommended by independent directors.

Board Leadership Structure

Our board annually reviews its leadership structure to evaluate whether the structure remains appropriate for the Company. Our board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined.

Our board believes that our existing board leadership structure with Mr. Alpert serving as both the Chairman of our Board of Directors and our Co-Chief Executive Officer has provided effective and efficient leadership for the Company and has allowed us to benefit from his in-depth knowledge of our business, talent, leadership in formulating and implementing the strategic transformation of the business, and comprehensive understanding of the current market environment. Our board evaluates this structure from time to time, and may consider changes in the future.

Executive Sessions

In order to promote open discussion among independent directors, our board holds executive sessions of independent directors at least quarterly. These executive sessions are chaired by a director selected by the independent directors during such sessions.

Board Qualifications & Diversity

The Nominating and Corporate Governance Committee periodically reviews, and recommends to our board, the skills, experience, characteristics and other criteria for identifying and evaluating directors. Our board expects directors to be open and forthright, to develop a deep understanding of the Company’s business, and to exercise sound judgment and courage in fulfilling their oversight responsibilities. Directors should embrace the Company’s values and culture and should possess the highest levels of integrity.

The Nominating and Corporate Governance Committee evaluates the composition of our board annually to assess whether the skills, experience, characteristics and other criteria established by our board are currently represented on our board as a whole, and in individual directors, and to assess the criteria that may be needed in the future in light of the Company’s anticipated needs. Our Board of Directors and the Nominating and Corporate Governance Committee also actively seek to achieve a diversity of occupational and personal backgrounds on the Board, including diversity with respect to demographics such as gender, race, ethnic and national background, geography, age and sexual orientation.

The Nominating and Corporate Governance Committee reviews the qualifications of director candidates and incumbent directors in light of the criteria approved by our board and recommends the Company’s candidates to our board for election by the Company’s stockholders at the applicable annual meeting. We believe our board is well positioned to provide effective oversight and strategic advice to our management.

2023 Proxy Statement        11

Matters to Come Before the Annual Meeting

Procedures for Recommending Individuals to Serve as Directors

The Nominating and Corporate Governance Committee also considers director candidates recommended by our stockholders that are submitted in accordance with our amended and restated bylaws (“bylaws”). Any stockholder who wishes to propose director nominees for consideration by our Nominating and Corporate Governance Committee, but does not wish to present such proposal at an annual meeting of stockholders, may do so at any time by sending each proposed nominee’s name and a description of his or her qualifications for board membership to the chair of the Nominating and Corporate Governance Committee by sending an email to acoussens@p10alts.com or in writing, c/o our Secretary, at 4514 Cole Ave, Suite 1600, Dallas, TX, 75205. The recommendation should contain all of the information regarding the nominee required under the “advance notice” provisions of our bylaws (which can be provided free of charge upon request by writing to our Secretary at the address listed above). The Nominating and Corporate Governance Committee evaluates nominee proposals submitted by stockholders in the same manner in which it evaluates other director nominees.

Board Committees

Our Board of Directors has standing Audit, Compensation, and Nominating and Governance Committees. The Board of Directors has adopted, and may amend from time to time, a written charter for each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee.

Audit Committee Members: Robert Stewart, Jr. (Chair) | Scott Gwilliam | Travis Barnes.

Mr. Stewart, Mr. Gwilliam and Mr. Barnes are independent directors under the independence standards of the NYSE and SEC rules. Our Board of Directors has determined that Mr. Stewart qualifies as an “audit committee financial expert,” as defined by the SEC. The Audit Committee held 5 meetings in 2022.

Our Audit Committee, among other things, has the primary duties and responsibilities to assist our Board of Directors in:

•   appointing, determining the compensation of and overseeing the work of our independent registered public accounting firm, as well as evaluating its independence and performance;

•   considering and approving, in advance, all audit and non-audit services to be performed by our independent registered public accounting firm;

•   reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;

•   reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•   reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters, including cybersecurity risk management; and

•   establishing procedures for the receipt and treatment of complaints and employee concerns regarding our financial statements and auditing process.

A copy of our audit committee charter is available at: https://ir.p10alts.com/governance-documents.

12        P10, Inc.

Matters to Come Before the Annual Meeting

Compensation Committee Members: Scott Gwilliam (Chair) | Robert Stewart, Jr. | Travis Barnes

The Compensation Committee is responsible for:

•   reviewing and approving corporate goals and objectives relevant to Co-Chief Executive Officers’ compensation, evaluating the Co-Chief Executive Officers’ performance in light of those goals and objectives, and determining the Co-Chief Executive Officers’ compensation based on that evaluation;

•   reviewing and recommending to our board for approval the annual base salaries, bonuses, benefits, equity incentive grants and other economic rewards for our other executive officers;

•   providing assistance and recommendations with respect to our compensation policies and practices for our other personnel generally; and

•   overseeing our 2021 Incentive Plan and employee benefit plans.

A copy of our compensation committee charter is available at: https://ir.p10alts.com/governance-documents.

Nominating and Corporate Governance Committee Members: Robert Stewart, Jr. (Chair) | Scott Gwilliam | Travis Barnes

Our Nominating and Corporate Governance Committee, among other things, is responsible for:

•   identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors; and

•   developing and recommending to our Board of Directors a set of corporate governance guidelines and principles.

A copy of our Nominating and Corporate Governance committee charter is available at:
https://ir.p10alts.com/governance-documents.

Board Risk Oversight

Our Board of Directors is responsible for overseeing our risk management process. Our Board of Directors focuses on our general risk management strategy and the most significant risks facing us and oversees the implementation of risk mitigation strategies by management. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

While the full Board of Directors has the ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas. In particular, our audit committee oversees management of enterprise risks, financial risks and risks associated with corporate governance, business conduct and ethics and is responsible for overseeing the review and approval of related-party transactions. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Pursuant to the Board of Directors’ instruction, management regularly reports on applicable risks to the relevant committee or the full Board of Directors, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board of Directors and its committees.

Corporate Governance Guidelines

Our corporate governance guidelines, in accordance with the NYSE reporting requirements, is available at: https://ir.p10alts.com/governance-documents.

Code of Ethics

Our code of ethics satisfies the requirement that we have a “code of conduct” under applicable NYSE rules, a copy of which is available at: https://ir.p10alts.com/governance-documents.  We intend to disclose future amendments to certain provisions of this code of business ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website identified above.

2023 Proxy Statement        13

Matters to Come Before the Annual Meeting

Insider Trading Policy

Our Board of Directors has adopted an insider trading policy that applies to all of its officers, directors and employees. Officers, directors and employees are prohibited from engaging in any of the following types of transactions with respect to the Company’s securities: (i) short sales, including short sales “against the box”, (ii) purchases or sales of puts, calls, or other derivative securities or (iii) purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or other similar transactions that directly hedge or offset, or are designed to directly hedge or offset, any decrease in the market value of Company securities.

Meetings and Attendance

Our Board of Directors held 5 meetings in 2022. Each of the directors currently serving on our Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors held in 2022 and meetings held by each committee of the Board of Directors on which such director served during the period that the director so served in 2022. Directors are expected to attend our annual meeting of stockholders each year.

Communications with the Board of Directors

You may communicate with our Board of Directors by writing to our Corporate Secretary at P10, Inc., 4514 Cole Ave, Suite 1600, Dallas, TX 75205. The Corporate Secretary will deliver this communication to the Board of Directors or the specified director, as the case may be, if they relate to appropriate and substantive corporate or Board of Directors matters. Communications that are of a commercial or frivolous nature, or otherwise inappropriate for the Board of Director’s consideration, will not be forwarded to the Board of Directors.

Policies and Procedures Regarding Related Person Transactions

Our Board of Directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers or nominees for director or any of their immediate family members; and

•

a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the full Board of Directors.

Our related party transactions include:

One of our directors, Scott Gwilliam, is a non-controlling member of Keystone Capital XXX, LLC (“Keystone XXX”), and a non-controlling member in KCI Funds III, LLC, KCI Funds I, LLC, and KCI Funds VI, LLC (together the “KCI Funds”), which all have the right, pursuant to prior contractual agreements between Keystone XXX and the Company, to invest in the Company’s funds on certain preferential terms. Pursuant to such agreements, the KCI Funds have invested in certain of the Company’s funds on the same terms and conditions as other unaffiliated clients and investors, except that these investments are generally not subject to management fees or carried interest. In addition, certain of the KCI Funds’ investments are also directly in the respective general partner entity for certain funds, and share in the carried interest.

14        P10, Inc.

Matters to Come Before the Annual Meeting

The Company’s officers and directors have also directly invested in certain of the Company’s funds on substantially the same terms and conditions as other unaffiliated clients and investors, except that these investments are sometimes not subject to management fees or carried interest.

Effective January 1, 2021, the Company entered into a sublease with 210 Capital, LLC, a related party, for office space serving as our corporate headquarters. The monthly rent expense is $20.3 thousand, and the lease expires December 31, 2029. In the fourth quarter of 2022, the Company sublet an additional amount of office space in the corporate headquarters. This contributed an additional $3.4 thousand monthly. P10 has paid $0.3 million, $0.2 million and $0 in rent to 210 Capital, LLC for the years ended December 31, 2022, 2021 and 2020, respectively.

Effective April 1, 2020, P10 Intermediate paid a quarterly management fee of $250 thousand to Keystone Capital XXX, LLC, which was the holder of the Series B preferred shares issued by P10 Intermediate in connection with the acquisition of Five Points. As a result of that agreement, P10 Intermediate paid $0, $0.8 million and $0.5 million for the years ended December 31, 2022, 2021 and 2020, respectively. This management fee was terminated effective October 20, 2021 when the Company’s redeemable noncontrolling interest was converted to shares of Class B common stock in connection with the Company’s IPO.

Through its subsidiaries, the Company serves as the investment manager to our existing portfolio of solutions across private equity, venture capital, private credit and impact investing (collectively, the “Funds”). Certain expenses incurred by the Funds are paid upfront and are reimbursed from the Funds as permissible per fund agreements. As of December 31, 2022, the total accounts receivable from the Funds totaled $16.8 million, of which $6.2 million related to reimbursable expenses and $10.6 million related to fees earned but not yet received. As of December 31, 2021, the total accounts receivable from the Funds totaled $2.4 million, of which $1.6 million related to reimbursable expenses and $0.8 million related to fees earned but not yet received. In certain instances, the Company may incur expenses related to specific products that never materialize. The costs are then removed from the balance sheet and expensed on the Consolidated Statements of Operations. The management fees described here are included in accounts receivable on the Consolidated Balance Sheets and the reimbursable expenses are included in due from related parties on the Consolidated Balance Sheets.

Upon the closing of the Company’s acquisition of ECG and ECP, the Advisory Agreement between ECG and Enhanced PC immediately became effective. Under this agreement, ECG provides advisory services to Enhanced PC related to the assets and operations of the permanent capital subsidiaries owned by Enhanced PC, as contributed by both ECG and ECP, and new projects undertaken by Enhanced PC. In exchange for those services, which commenced on January 1, 2021, ECG receives advisory fees from Enhanced PC based on a declining fixed fee schedule, initially totaling $76.0 million over 7 years. As a result of new projects during 2021, ECG will receive additional advisory fees from Enhanced PC totaling $22.0 million over 7 years, based on a declining fixed fee schedule. This agreement is subject to customary termination provisions. For the years ended December 31, 2022, 2021 and 2020, advisory fees earned or recognized under this agreement were $22.2 million, $19 million and $0, respectively, and is reported in management and advisory fees on the Consolidated Statements of Operations. As of December 31, 2022 and December 31, 2021, the balance was $28.5 million and $9.5 million and is included in due from related parties on the Consolidated Balance Sheets.

Upon the closing of the Company’s acquisition of ECG and ECP, the Administrative Services Agreement between ECG and Enhanced Capital Holdings, Inc. (“ECH”), the entity which holds a controlling equity interest in ECP, immediately became effective. Under this agreement, ECG will pay ECH for the use of their employees to provide services to Enhanced PC at the direction of ECG. The Company recognized $11.5 million, $8.3 million and $0.4 million for the years ended December 31, 2022, 2021 and 2020, respectively, related to this agreement within compensation and benefits on our Consolidated Statements of Operations.

On September 10, 2021, ECG entered into a strategic partnership with Crossroads Impact Corp (“Crossroads”), parent company of Capital Plus Financial (“CPF”), a leading certified development financial institution. Under the terms of the agreement, Enhanced will originate and manage loans across its diverse lines of business including small business loans to women and minority owned businesses, and loans to renewable energy and community development projects. The loans will be held by CPF and CPF will pay an advisory fee to Enhanced. The Company recognized $2.8 million and $0.2 million for the years ended December 31, 2022 and 2021, respectively, which is included in management and advisory fees on the Consolidated Statements of Operations. No revenues were recognized for the year ended December 31, 2020.

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Matters to Come Before the Annual Meeting

On July 6, 2022, Crossroads entered into the Advisory Agreement (the “Crossroads Advisory Agreement”) with ECG. The Crossroads Advisory Agreement provides for ECG to receive a services fee of 1.5% per year of the capital deployed by Crossroads under the Crossroads Advisory Agreement (0.375% quarterly), and an incentive fee of 15% over a 7% hurdle rate.

On July 6, 2022, certain funds managed by the Company purchased 4,646,840 shares of Crossroads common stock at $10.76 per share, for an aggregate amount of approximately $50 million. On August 1, 2022, an additional purchase of 1,394,052 shares of Crossroads common stock at $10.76 per share occurred. The Co-CEOs of the Company are also directors of Crossroads. The Company recognized $0.1 million for the year ended December 31, 2022, which is included in management and advisory fees on the Consolidated Statements of Operations. No revenues were recognized for the years ended December 31, 2021 and 2020.

Upon the closing of the Bonaccord acquisition on September 30, 2021, an Advance Agreement and Secured Promissory Note was signed with BCP, an entity that was formed by employees of the Company.

On May 12, 2022, we announced that our Board of Directors authorized a program to repurchase outstanding shares of our Class A and Class B common stock as of the date of authorization, not to exceed $20 million (the “Stock Repurchase Program”). On December 27, 2022, we announced that our Board of Directors authorized an additional $20 million for repurchases under the Stock Repurchase Program. The authorization provides us the flexibility to repurchase shares in the open market, in block trades, in accordance with Rule 10b5-1 trading plans, and/or through other legally permissible means, in privately negotiated transactions, from time to time, based on market conditions and other factors. The Stock Repurchase Program does not obligate P10 to acquire any particular amount of common stock and it may be terminated or amended by the Board of Directors at any time.

Pursuant to the Stock Repurchase Program, the Company purchased: (a) 300,000 shares of Class B common stock on November 15, 2022, from the Jeff P. Gehl Living Trust, at a price of $9.20 per share; (b) 40,000 shares of Class B common stock on November 18, 2022, from Andrew Nelson, at a price of $9.4392 per share; (c) 457,496 shares of Class B common stock on November 21, 2022, from Michael Feinglass, at a price of $9.3288 per share; (d) 200,000 shares of Class B common stock on December 5, 2022, from the Jeff P. Gehl Living Trust, at a price of $9.6876 per share; (e) 300,000 shares of Class B common stock on December 13, 2022, from the Jon I. Madorsky Revocable Trust, at a price of $9.6876 per share; and (f) 100,000 shares of Class B common stock on March 16, 2023, from the Jeff P. Gehl Living Trust, at a price of $8.51 per share. Each of the foregoing sellers may be deemed to be a related person of the Company because they are a party to the Controlled Company Agreement. The sales price per share for each of the foregoing transactions represented approximately an 8% discount on the then-most recently reported closing price for shares of Class A common stock.

16        P10, Inc.

Matters to Come Before the Annual Meeting

Executive Officers

The names, ages and positions held by the current executive officers of the Company are presented below.

Executive Officer	Age	Position
Robert Alpert	58	Co-CEO and Chairman of the Board of Directors
C. Clark Webb	42	Co-CEO and Director
Amanda Coussens	42	Chief Financial Officer and Chief Compliance Officer
William F. Souder	54	Chief Operating Officer

Robert Alpert—see biographical information in section “Proposal 1: Election of Directors—Robert Alpert.”

C. Clark Webb—see biographical information in section “Proposal 1: Election of Directors—C. Clark Webb.”

Amanda Coussens is the Company’s Chief Financial Officer and Chief Compliance Officer. Prior to becoming the Company’s Chief Financial Officer in January 2021, Amanda served as Chief Financial Officer and Chief Compliance Officer of PetroCap LLC from October 2017 to December 2020; as a contract Chief Financial Officer for Aduro Advisors LLC from March 2016 to November 2017; and as Chief Financial Officer of White Deer Energy LLC from June 2014 to March 2016. Prior to this time, Ms. Coussens served as the SEC Reporting Director for a publicly traded asset manager, The Edelman Financial Group, Director of Accounting for a large family office and Controller for Tudor, Pickering, Holt & Co. She started her career as an audit manager at Grant Thornton for publicly traded companies in the financial institutions and services, energy and hospitality industries. She is also a licensed CPA in Texas, and the Audit Committee Chair and Independent Board Director for Granite Ridge Resources, Inc. (NYSE: GRNT). She is also a board member of the Dallas chapter of the Private Equity CFO Association, a thought-leadership and networking organization, and an auxiliary board member of New Friends, New Life, a nonprofit organization that supports anti-trafficking efforts in the U.S.

William F. Souder has served as the Chief Operating Officer of the Company since 2017. Mr. Souder has also served as the director designated by the RCP Group since 2017 but is not up for re-election at the upcoming annual meeting. In addition to his role at P10, Mr. Souder is a co-founder of RCP Advisors, one of the Company’s principal operating divisions, where he served as a Managing Partner from 2001-2021. Mr. Souder has also served on the Board of Managers of all P10 operating vehicles. He has been involved in the private equity industry for over 20 years. Prior to founding RCP, Mr. Souder worked for Marsh & McLennan, a professional services firm, where he directed their Private Equity and Mergers & Acquisitions Practice throughout the Midwest Region. Mr. Souder received a BA in Economics from the University of Virginia. He is an active member on numerous boards including the Millbrook School, a private boarding school, and The Western Golf Association, an organization that conducts professional and amateur golf championships and supports the Evans Scholar Foundation, a non-profit organization that provides scholarship to golf caddies.

2023 Proxy Statement        17

Matters to Come Before the Annual Meeting

Director Compensation

Our policy is to not pay director compensation to directors who are also our employees. Our non-employee directors are paid an annual fee up to $150,000, half of which is payable in shares of restricted stock. Our directors may elect whether to receive the remaining half of their fees in shares of restricted stock, in cash, or in a combination of shares of restricted stock and cash. Any amount elected to be received in cash will be paid at the time of vesting of the accompanying restricted stock award. In addition, all members of the Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors.

The following table sets forth information regarding the compensation earned or received by each of our non-employee directors during fiscal year 2022.

Name	Fees Earned or Paid in Cash		Stock Awards (1)	Total
Scott Gwilliam	$—		$149,999	$149,999
Travis Barnes	$—		$149,999	$149,999
Robert B. Stewart, Jr.	$37,507	(2)	$112,493	$150,000

(1)	Represents an award of restricted stock granted on August 10, 2022. These shares will vest on August 10, 2023, subject to the continuous service of that director through such date.

(2)

Represents the cash payable for Board service, which will be paid at the time of vesting of the award of restricted stock granted on August 10, 2022, subject to the continuous service of that director through such date.

18        P10, Inc.

Matters to Come Before the Annual Meeting

Executive Compensation

Summary Compensation Table

The following table sets forth certain information concerning the compensation earned for 2022 and 2021 by (i) our two Co-Chief Executive Officers, (ii) our Chief Financial Officer & Chief Compliance Officer, (iii) our Chief Operating Officer, and (iv) our Chief Marketing Officer. The persons named in the table are also referred to in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	All Other Compensation		Total
Robert Alpert	2022	$600,000	$150,000	$412,542	$—	$52,575	(3)	$1,215,117
Co-Chief Executive Officer & Chairman	2021	$600,000	$—	$—	$—	$538,128	(4)	$1,138,128
C. Clark Webb	2022	$600,000	$150,000	$412,542	$—	$40,228	(3)	$1,202,770
Co-Chief Executive Officer	2021	$600,000	$—	$—	$—	$538,128	(4)	$1,138,128
Amanda Coussens	2022	$400,000	$162,500	$103,136	$203,013	$46,313	(4)	$914,962
Chief Financial Officer & Chief Compliance Officer
William Souder	2022	$600,000	$150,000	$412,542	$—	$3,172,500	(4)	$4,493,242
Chief Operating Officer	2021	$600,000	$—	$—	$71,007	$3,021,996	(4)	$3,693,003
Jeff P. Gehl	2022	$600,000	$150,000	$412,542	$—	$3,162,136	(4)	$4,482,878
Chief Marketing Officer (5)	2021	$600,000	$—	$—	$71,007	$3,021,997	(4)	$3,693,004

(1)

The amounts reported in this column represent the aggregate value of the stock awards granted to our named executive officers in 2022 and 2021, based on their grant date fair value, as determined in accordance with the share-based payment accounting guidance under FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service-based vesting.

(2)

The amounts reported in this column represent the grant-date fair value of stock option awards granted in 2022 and 2021, computed in accordance with U.S. GAAP pertaining to equity-based compensation. See “Compensation and Benefits” in Note 2, “Summary of Significant Accounting Policies” to our consolidated financial statements included in Item 8 of our 2021 Form 10-K.

(3)	This amount represents the amount of premiums paid by the Company and 401k employer contributions.

(4)

This amount includes: (i) payments received by such named executive officer in respect of the Company’s carried interest plans, excluding any such amounts received by such named executive officer from any funds that are not controlled by P10; and (ii) a negligible amount of premiums paid by the Company and 401k employer contributions.

(5)

Effective December 29, 2022, Mr. Gehl transitioned from the Company’s Head of Marketing and Distribution to its Chief Marketing Officer, which the Board does not consider to be an “executive officer” role. However, Mr. Gehl is included as a named executive officer for fiscal year 2022 because he would have been one of our two other most highly compensated executive officers but for the fact that he was not serving as an executive officer as of December 31, 2022.

Disclosure Regarding Summary Compensation Table

Services and Employment Agreements

Robert Alpert. On January 1, 2021, P10 entered into an employment agreement with Mr. Alpert (the “Alpert Employment Agreement”). The Alpert Employment Agreement provides that Mr. Alpert shall serve as Co-Chief Executive Officer of P10 and report to its Board of Directors. The Alpert Employment Agreement provides that the Company shall pay Mr. Alpert a base salary of $600,000 per year and he shall be eligible to receive an annual bonus based on the achievement of performance benchmarks set jointly by the executive and the Board of Directors and additional equity compensation in such amount and on such terms as may be determined by the Compensation Committee. Subject to the board’s discretion and approval, the target amount for Mr. Alpert’s annual bonus is 100% of his base salary. Mr. Alpert is also entitled to participate in all benefit plans maintained by the Company and to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred in connection with the performance of his duties.

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Matters to Come Before the Annual Meeting

The current term of the Alpert Employment Agreement is through January 1, 2024; thereafter, it shall be automatically extended for successive one-year periods unless either party provides written notice of its intention not to extend the term at least ninety (90) days prior to the applicable renewal date. The term of the Alpert Employment Agreement may be terminated (i) by P10 for Cause (as defined below) or by Mr. Alpert without Good Reason (as defined below), (ii) upon either party’s failure to renew the Alpert Employment Agreement in accordance with its terms, (iii) by P10 without Cause or by Mr. Alpert for Good Reason, (iv) upon Mr. Alpert’s death or by P10 on account of Mr. Alpert’s disability (as defined in the Alpert Employment Agreement).

For purposes of the Alpert Employment Agreement, the Webb Employment Agreement (as defined below) and the Coussens Employment Agreement (as defined below):

•	“Cause” means the applicable service provider’s:

•	Engagement in grossly negligent conduct or willful misconduct;

•

Engagement in misconduct that causes material harm to the reputation of P10 or knowingly or recklessly engages in conduct which is demonstrably and materially injurious to P10 or any of its affiliates, monetarily or otherwise;

•	Indictment of, conviction of or plea of guilty or no contest to a crime that constitutes a felony (or state law equivalent) or a crime that involves fraud or dishonesty; or

•	Material breach of any material obligation under the applicable employment agreement or P10’s written policies.

•	“Good Reason” means the occurrence of any of the following, in each case during the term without the service provider’s written consent, within one year following a Change in Control of the Company:

•	A material reduction in the employee’s base salary, title, authority responsibilities, or duties;

•	Any material breach by the Company of any material provision of the applicable employment agreement;

•

A change in the reporting structure so that (a) the employee does not report solely and directly to the Board of Directors, or (b) any employee of P10 does not report, directly or indirectly, to the employee; or

•	A relocation of the employee’s principal place of employment to a location more than twenty-five (25) miles from P10’s current principal place of business.

•	“Change in Control” shall be deemed to have occurred if:

•	Any person directly or indirectly becomes the beneficial owner of more than 50% of the voting power represented by the Company’s then outstanding voting securities;

•	A majority of directors cease to be on the board for any reason during any period of two consecutive years;

•

Any merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the Company’s voting securities continuing to represent at least 50% of the voting power of the surviving entity; or

•	The stockholders approve a plan of complete liquidation of the company or an agreement for the sale of all or substantially all of the Company’s assets.

C. Clark Webb. On January 1, 2021, P10 entered into an employment agreement with Mr. Webb (the “Webb Employment Agreement”). The Webb Employment Agreement provides that Mr. Webb shall serve as Co-Chief Executive Officer of P10 and report to its Board of Directors. The Webb Employment Agreement provides that the Company shall pay Mr. Webb a base salary of $600,000 per year, and he shall be eligible to receive an annual bonus based on the achievement of performance benchmarks set jointly by the executive and the Board of Directors and additional equity compensation in such amount and on such terms as may be determined by the Compensation Committee. Subject to the board’s discretion and approval, the target amount for Mr. Webb’s annual bonus is 100% of his base salary. Mr. Webb is entitled to participate in all benefit plans maintained by the Company and to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred in connection with the performance of his duties.

20        P10, Inc.

Matters to Come Before the Annual Meeting

The current term of the Webb Employment Agreement is through January 1, 2024; thereafter, it shall be automatically extended for successive one-year periods unless either party provides written notice of its intention not to extend the term at least ninety (90) days prior to the applicable renewal date. The term of the Webb Employment Agreement may be terminated (i) by P10 for Cause (as defined above) or by Mr. Webb without Good Reason (as defined above), (ii) upon either party’s failure to renew the Webb Employment Agreement in accordance with its terms, (iii) by P10 without Cause or by Mr. Webb for Good Reason, (iv) upon Mr. Webb’s death or by P10 on account of Mr. Webb’s disability (as defined in the Webb Employment Agreement).

Amanda Coussens. On November 11, 2022, P10 entered into an employment agreement with Ms. Coussens (the “Coussens Employment Agreement”). The Coussens Employment Agreement provides that Ms. Coussens shall serve as Chief Financial Officer of P10 and report to the Co-Chief Executive Officers. The Coussens Employment Agreement provides that the Company shall pay Ms. Coussens a base salary of $400,000 per year, and she shall be eligible to receive an annual bonus based on the achievement of performance benchmarks set jointly by the executive and the Board of Directors and additional equity compensation in such amount and on such terms as may be determined by the Compensation Committee. Ms. Coussens is entitled to participate in all benefit plans maintained by the Company and to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred in connection with the performance of her duties.

The current term of the Coussens Employment Agreement is through November 11, 2023; thereafter, it shall be automatically extended for successive one-year periods unless either party provides written notice of its intention not to extend the term at least ninety (90) days prior to the applicable renewal date. The term of the Coussens Employment Agreement may be terminated (i) by P10 for Cause (as defined above) or by Ms. Coussens without Good Reason (as defined above), (ii) upon either party’s failure to renew the Coussens Employment Agreement in accordance with its terms, (iii) by P10 without Cause or by Ms. Coussens for Good Reason, (iv) upon Ms. Coussens’s death or by P10 on account of Ms. Coussens’s disability (as defined in the Coussens Employment Agreement).

William F. Souder. On January 1, 2021, RCP 3 and P10 entered into an amendment to that certain employment agreement with Mr. Souder, effective as of January 1, 2021 (the “Souder Employment Agreement”), pursuant to which Mr. Souder serves as the Chief Operating Officer of P10 and Managing Partner and President of RCP 3 and as a member of each of RCP 3’s and P10’ Board of Managers. Pursuant to the terms of the Souder Employment Agreement, P10 shall pay Mr. Souder an annual rate of base salary of $600,000 in periodic installments in accordance with P10’ customary payroll practices, and P10 may, but shall not be required to, increase the base salary during the term. Mr. Souder’s current base salary is $600,000. In addition, P10 may pay Mr. Souder additional incentive compensation including stock options in P10, additional cash compensation, and/or carried interests in new fund clients of P10, at the discretion of the Board of Managers of RCP 3 and considering, among other factors, the financial performance of RCP 3. Mr. Souder is also entitled to fringe benefits and perquisites consistent with the practice of P10 and to participate in all employee benefit plans, practices and programs maintained by P10. During the term of the Souder Employment Agreement, Mr. Souder is entitled to 25 days of paid vacation per calendar year and reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Mr. Souder in connection with the performance of his duties.

The current term of the Souder Employment Agreement shall continue through January 1, 2024; thereafter, it shall be automatically extended for successive one-year periods unless either party provides written notice of its intention not to extend the term at least sixty (60) days prior to the applicable renewal date. The term of the Souder Employment Agreement may be terminated (i) by P10 for Cause (as defined below) or by Mr. Souder without Good Reason (as defined below), (ii) upon either party’s failure to renew the Souder Employment Agreement in accordance with its terms, (iii) by P10 without Cause or by Mr. Souder for Good Reason, (iv) upon Mr. Souder’s death or by P10 on account of Mr. Souder’s disability (as defined in the Souder Employment Agreement).

For purposes of the Souder Employment Agreement and the Gehl Employment Agreement (as defined below):

•	“Cause” means any of the following:

•	persistent failure to perform his or her duties (other than any failure resulting from incapacity due to physical or mental illness);

•	failure to comply with any valid and legal directive of RCP 3 or P10;

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Matters to Come Before the Annual Meeting

•	engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to RCP 3 or P10 or its affiliates;

•	embezzlement, misappropriation, or fraud, whether or not related to executive’s employment with RCP 3 or P10;

•	conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

•	violation of a material policy of RCP 3 or P10;

•	willful unauthorized disclosure of confidential information of RCP 3 or P10;

•	material breach of any material obligation under the applicable employment agreement or any other written agreement between the executive and RCP 3 or P10; or

•	material failure to comply with RCP 3’s or P10’ written policies or rules, as they may be in effect from time to time during the term.

Provided, however, that actions described in bullets (i), (ii), (vi),(vii), (viii), and (ix) shall constitute Cause thirty (30) days following written notice to the executive unless executive cures such action to the satisfaction of P10 as determined in P10’ sole discretion.

•	“Good Reason” means the occurrence of any of the following, in each case during the term without the executive’s written consent:

•

a material reduction in (1) executive’s salary, other than a general reduction that affects all similarly situated executives in substantially the same proportions, or (2) executive’s participation in other material benefits, including stock options in the P10, carried interests, and other incentive compensation, based on the historic practices of RCP 3 and P10;

•	any material breach by RCP 3 or P10 of any material provision of the applicable employment agreement;

•

RCP 3’s or P10’s failure to obtain an agreement from any successor to RCP 3 or P10 to assume and agree to perform the applicable employment agreement in the same manner and to the same extent that RCP 3 or P10 would be required to perform if no succession had taken place, except where the assumption occurs by operation of law;

•

a material, adverse change in executive’s authority, duties, or responsibilities (other than temporarily while the executive is physically or mentally incapacitated or as required by applicable law); or

•

a permanent relocation by RCP 3 or P10 of the executive’s principal place of employment by more than one hundred (100) miles from the principal place of executive’s employment set forth in the applicable employment agreement.

Jeff P. Gehl. On January 1, 2021, RCP 3 and P10 entered into an amendment to that certain employment agreement with Mr. Gehl, effective as of January 1, 2021 (the “Gehl Employment Agreement”), pursuant to which Mr. Gehl serves as the Chief Marketing Officer of P10 and Managing Partner and Vice President of RCP 3 and as a member of P10’s and RCP 3’s Board of Managers. Pursuant to the terms of the Gehl Employment Agreement, P10 shall pay Mr. Gehl an annual rate of base salary of $600,000 in periodic installments in accordance with P10’s customary payroll practices, and P10 may, but shall not be required to, increase the base salary during the term. Mr. Gehl’s current base salary is $600,000. In addition, P10 may pay Mr. Gehl additional incentive compensation including stock options in P10, additional cash compensation, and/or carried interests in new fund clients of P10, at the discretion of the Board of Managers of RCP 3 and considering, among other factors, the financial performance of RCP 3. Mr. Gehl is also entitled to fringe benefits and perquisites consistent with the practice of P10 and to participate in all employee benefit plans, practices and programs maintained by P10. During the term of the Gehl Employment Agreement, Mr. Gehl is entitled to 25 days of paid vacation per calendar year and reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Mr. Gehl in connection with the performance of his duties.

The current term of the Gehl Employment Agreement is through January 1, 2024; thereafter, it shall be automatically extended for successive one-year periods unless either party provides written notice of its intention not to extend the term at least sixty (60) days prior to the applicable renewal date. The term of the Gehl Employment Agreement may be terminated (i) by P10 for Cause (as defined above) or by Mr. Gehl without Good Reason (as defined above), (ii) upon either party’s failure to renew the Gehl Employment Agreement in accordance with its terms, (iii) by P10 without Cause or by Mr. Gehl for Good Reason, (iv) upon Mr. Gehl’s death or by P10 on account of Mr. Gehl’s disability (as defined in the Gehl Employment Agreement).

22        P10, Inc.

Matters to Come Before the Annual Meeting

Termination Payments

Under each of the Alpert Employment Agreement, Webb Employment Agreement and Coussens Employment Agreement, upon a termination by the Company without Cause (including a notice of non-renewal) or by the executive for Good Reason, then each of Mr. Alpert. Mr. Webb and Ms. Coussens, as applicable, would be entitled to receive the following: (i) a severance payment, payable in a lump sum, equal to 12 months’ salary; (ii) the target amount of the executive’s annual bonus; (iii) reimbursement of COBRA premiums for up to 12 months; and (iv) immediate vesting of any equity granted to such executive. If such termination occurs within 18 months following a Change in Control (or during such time in which the Company is party to a letter of intent or definitive agreement that contemplates a Change in Control), then the severance payment will be increased from 12 months’ salary to 18 months’ salary and the period for which the executive is eligible to receive reimbursement of COBRA premiums will be increased from 12 months to 18 months.

Under the Souder Employment Agreement and Gehl Employment Agreement, upon a termination by the Company without Cause (not including a notice of non-renewal) or by the executive for Good Reason, then each of Mr. Souder and Mr. Gehl, as applicable, would be entitled to continue to receive their base salary for three months, payable in equal installments and in accordance with the Company’s normal payroll procedures.

All termination payments described herein are subject to the applicable executive executing and delivery a general release of the Company and its affiliates in a form that is satisfactory to the Company.

Equity Award Agreements

On March 2, 2022, Mr. Alpert, Mr. Webb, Mr. Souder and Mr. Gehl were each granted an award of 33,540 time-based restricted stock units and Ms. Coussens was granted an award of 8,345 restricted stock units, all of which vested on the first anniversary of the grant date, subject to such named executive officer’s continued service with P10 through such date and subject to the other terms of their restricted stock unit award agreement and our 2021 Incentive Plan. The number of restricted stock units was determined by dividing $412,542 for Messrs. Alpert, Webb, Souder and Gehl, and $103,136 for Ms. Coussens, in each case by the closing stock price on the grant date, and the grant date fair value for these restricted stock units is reflected in the Stock Awards column of the Summary Compensation Table above.

In addition, on March 2, 2022, Ms. Coussens was also granted an award of 39,713 stock options with an exercise price of $12.30 per share, all of which will vest on the fifth anniversary of the grant date, subject to her continued service with P10 through such date and subject to the other terms of her stock option award agreement and our 2021 Incentive Plan. Pursuant to the Coussens Employment Agreement and applicable stock option award agreement, the entire award will vest if Ms. Coussens’s employment is terminated by the Company without Cause (including a notice of non-renewal), by Ms. Coussens for Good Reason, or as a result of her death or disability. Upon such termination, the vested options will remain exercisable for a period of 90 days following a termination without Cause or for Good Reason or for a period of 12 months following a termination by reason of death or disability. Upon a termination by the Company for Cause, all outstanding options (regardless of whether they have vested) will be immediately forfeited to the Company without any additional exercise period.

Carried Interest Compensation

The Company and/or certain executives and employees receive an allocation of performance-based fees, commonly referred to as “carried interest”, from limited partners in certain investment funds that are controlled by P10. The carried interest may be allocated to certain employees from time to time, including our named executive officers, as a form of long-term incentive compensation, fostering alignment of interest with our clients and investors, and retaining key investment professionals. Cash distributions attributable to carried interests allocated to our named executive officers in 2021 and 2022 are reflected in the “All Other Compensation” column of the Summary Compensation Table above.

Benefits

We offer competitive benefits packages that reflect the needs of our workforce. In the U.S., we provide all full-time employees medical, dental, and vision benefits, life and disability coverage, parental leave, education reimbursement, and paid time off. We provide retirement benefits including a 401(k)-match program. In addition to base salary, our employees

2023 Proxy Statement        23

Matters to Come Before the Annual Meeting

participate in incentive plans that support our organizational philosophy of pay and performance. Our executive compensation program is designed to align incentives with achievement of the Company’s strategic plan and both short- and long-term operating objectives.

Impact of Tax Treatment on Compensation

Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1,000,000 per year paid to certain executive employees, which may limit our ability to fully deduct the value of awards under the Plan. Section 409A of the Code provides additional tax rules governing nonqualified deferred compensation, which may impose additional taxes on participants for certain types of nonqualified deferred compensation that is not in compliance with Section 409A. The Plan is designed to prevent awards from being subject to the requirements of Section 409A.

Outstanding Equity Awards at December 31, 2022

The following table sets forth information on outstanding stock options, restricted stock, and restricted stock unit awards held by the named executive officers at December 31, 2022, including the number of shares underlying both exercisable and unexercisable portions of each stock option, the exercise price and expiration date of each outstanding option and the market value of shares of restricted stock, and restricted stock units that have not vested based on the closing market price for our common stock on December 30, 2022, the last business day of our fiscal year, of $10.67.

	Option Awards							Stock Awards
Name	Year Granted		Number of Securities Underlying Unexercised Options – Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
Robert Alpert	2022	(1)	—	—	—	—	—	33,540	$357,872	—	—
C. Clark Webb	2022	(1)	—	—	—	—	—	33,540	$357,872	—	—
Amanda Coussens	2022	(1)(2)	—	—	39,713	$12.30	3/2/2032	8,385	$89,468	—	—
	2021	(3)	6,650	—	63,350	$8.07	2/2/2031	—	—	—	—
William F. Souder, Jr.	2022	(1)	—	—	—	—	—	33,540	$357,872	—	—
	2021	(4)	—	—	19,600	$8.07	2/2/2031	—	—	—	—
	2020	(5)	—	—	11,667	$2.96	1/30/2030	—	—	—	—
Jeff P. Gehl	2022	(1)	—	—	—	—	—	33,540	$357,872	—	—
	2021	(4)	—	—	19,600	$8.07	2/2/2031	—	—	—	—
	2020	(5)	—	—	11,666	$2.96	1/30/2030	—	—	—	—

(1)

On March 2, 2022, 33,540 restricted stock units were granted to Messrs. Alpert, Webb, Souder and Gehl and 8,385 restricted stock units were granted to Ms. Coussens. In each case, all the restricted stock units granted will vest on the first anniversary of the grant date, subject to the recipient’s continuous service through such date.

(2)

On March 2, 2022, 39,713 stock options were granted to Ms. Coussens with an exercise price of $12.30 per share. These options have a five-year vesting period and will be fully vested on March 2, 2027. These options expire ten years from the grant date on March 2, 2032.

(3)

On February 2, 2021, 70,000 stock options were granted to Ms. Coussens with an exercise price of $8.07 per share. These options are currently exercisable as to 6,650 shares. The remaining 63,350 shares have a five-year vesting period and will be fully vested on February 2, 2026. These options expire ten years from the grant date on February 2, 2031.

(4)

On February 2, 2021, 19,600 stock options were granted to Mr. Souder and Mr. Gehl with an exercise price of $8.07 per share. These options have a five-year vesting period and will be fully vested on February 2, 2026. These options expire five years from vesting on February 2, 2031.

(5)

On January 30, 2020, 11,667 and 11,666 stock options were granted to Mr. Souder and Mr. Gehl respectively with an exercise price of $2.96 per share. These options have a five-year vesting period and will be fully vested on January 30, 2025. These options expire five years from vesting on January 30, 2030.

24        P10, Inc.

Matters to Come Before the Annual Meeting

Equity Compensation Plan Information

The following table presents information on the Company’s equity compensation plans as of December 31, 2022.

Number of shares remaining available for future issuance under equity compensation plans
2021 Incentive Plan	7,087,113
Total	7,087,113

Compensation Policies and Practices and Risk

We monitor and assess periodically our enterprise risks, including risks from our compensation policies and practices for our employees. Based on our periodic assessments, we believe that risks arising from our compensation policies and practices for our employees, including our named executive officers, are not reasonably likely to have a material adverse effect on our Company.

We believe our compensation policies and practices provide an appropriate balance between short-term and long-term incentives, encourage our employees to produce superior results for our Company without having to take excessive or inappropriate risks to do so, and continue to serve the best interests our Company and stockholders.

Compensation Committee Processes and Procedures

Under our Compensation Committee charter, the Committee annually reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the Co-CEO’s performance in light of those goals and objectives, and determines and approves the Co-CEO’s overall compensation levels based on this evaluation. The Committee may submit its determination of the Co-CEO’s overall compensation levels to the non-management members of the Board for ratification, but reserves the right to retain or reconsider its original determination in the event the non-management members of the Board fail to ratify such original determination. Under our Compensation Committee charter, at least annually, the Committee reviews and approves the annual base salaries and annual incentive opportunities of the Co-CEOs and executive officers. Our Co-CEO’s recommend the compensation of the executive officers of the Company, other than that of the Co-CEOs, to the Compensation Committee. Such recommendation is reviewed by the Compensation Committee, which will then determine the compensation of the executive officers. The Compensation Committee determines the compensation of our Co-CEOs in an executive session at which our Co-CEOs are not present.

Our Compensation Committee charter states that our Compensation Committee shall review and approve all other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities, of the Co-CEOs and executive officers. Our Compensation Committee charter providers that the Committee may delegate to its Chairman or other members such powers and authority as the Committee deems to be appropriate, except such powers and authority required by law to be exercised by the whole Committee.

Compensation Committee Interlocks and Insider Participation

As indicated above, each of Scott Gwilliam, Robert Stewart, Jr. and Travis Barnes served on the Compensation Committee during fiscal 2022. No member of the Compensation Committee was, at any time during fiscal 2022 or at any other time, an officer or employee of P10, and no member of this Committee had any relationship with P10 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No executive officer of P10 has served on the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during fiscal 2022.

2023 Proxy Statement        25

Matters to Come Before the Annual Meeting

Audit Committee Report

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of our Board of Directors submits the following report:

Audit Committee Report to Stockholders

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, two of whom are independent as defined by the Listing Rules. The Audit Committee operates under a written charter approved by the Board of Directors and held 5 meetings in fiscal 2022. A copy of the charter is available at https://ir.p10alts.com/governance-documents.

Management is responsible for the Company’s internal controls over financial reporting, disclosure controls and procedures and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statement in accordance with Public Company Accounting Oversight Board (PCAOB) standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, including the activities of the Internal Audit function. The Audit Committee has established a mechanism to receive, retain and process complaints on auditing, accounting and internal control issues, including the confidential, anonymous submission by employees, vendors, customers and others of concerns on questionable accounting and auditing matters.

In connection with these responsibilities, the Audit Committee met with management and KPMG LLP, the independent registered public accounting firm, to review and discuss the December 31, 2022 audited consolidated financial statements. The Audit Committee also discussed with KPMG LLP the matters required by Statement on Auditing Standards Update No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee received the written disclosures from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independent registered public accounting firm’s independence from the Company and its management.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal 2022 filed with the SEC.

The Audit Committee also has appointed, subject to stockholder ratification, KPMG as the Company’s independent registered public accounting firm for fiscal 2023.

Respectfully submitted,

THE AUDIT COMMITTEE

Robert Stewart, Jr., Chairman

Scott Gwilliam

Travis Barnes

26        P10, Inc.

Matters to Come Before the Annual Meeting

PROPOSAL 2:

Ratification of Independent Registered Public Accounting Firm

Principal Accountant Fees and Services

KPMG LLP (“KPMG”), an independent registered public accounting firm, has served as our independent public accountant since 2017. Our Board of Directors is seeking stockholder ratification of the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2023. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders. We expect that representatives of KPMG will be present at the Annual Meeting, and they will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions by stockholders.

Independent Public Accountant’s Fees

The following table presents fees billed for professional audit services rendered by KPMG for the audit of our annual financial statements for the fiscal year ended December 31, 2022 and December 31, 2021, and fees billed for other services rendered by KPMG in those periods.

	2022	2021
Audit fees(1)	$1,775,017	$1,750,000
Audit-related fees(2)	$—	$316,850
Tax fees(3)	$180,297	$841,912
All other fees(4)	$10,043	$—
Total	$1,965,357	$2,908,762

(1)

Audit fees consist of the aggregate fees billed for professional services rendered by KPMG LLP in 2022 and 2021, as applicable, for the audit and review of financial statements and services provided in connection with statutory and regulatory filings.

(2)	Audit related fees in 2021 consist of professional services rendered by KPMG LLP related to the Company’s initial public offering.

(3)	Tax fees consist of professional services rendered by KPMG LLP relating to tax compliance work.

(4)	All Other Fees consist of fees for services other than the services reported above.

Vote Required

The selection of KPMG LLP as our independent registered accounting firm will be ratified by the affirmative vote of a majority of the combined voting power of the shares of common stock present at the meeting in person or by proxy and entitled to vote.

Recommendation of the Board of Directors The Board of Directors unanimously recommends a vote “FOR” the ratification of KPMG under Proposal Two

2023 Proxy Statement        27

Delinquent Section 16(a) Reports

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and any person beneficially owning more than 10% of our common stock to file reports concerning their ownership of our equity securities with the SEC. Based solely on a review of the forms filed electronically with the SEC during Fiscal 2022 and on written representations that no Form 5 was required to be filed, we believe that, during Fiscal 2022, all of our directors, executive officers, and persons who beneficially owned more than 10% of our common stock timely complied with the Section 16(a) filing requirements, other than: (i) a late Form 4 jointly filed by C. Clark Webb and Robert Alpert on March 7, 2022 to report their respective awards of 33,540 restricted stock units that were granted on March 2, 2022; (ii) an amendment to Form 3 filed by Scott L. Gwilliam on August 11, 2022 to report an additional 21,500 shares of Class B common stock that were inadvertently omitted on his original Form 3 filed on October 20, 2021; (iii) a late Form 4 filed by Scott L. Gwilliam on August 12, 2022 to report the acquisition of Class B common stock received directly and indirectly by Mr. Gwilliam on June 27, 2022 as a result of a pro rata distribution by Keystone XXX, LLC, of which Mr. Gwilliam is a non-managing member; (iv) a late Form 4 filed by Jon I. Madorsky Revocable Trust, dated December 1, 2008, on December 16, 2022 to report its sale of 300,000 shares of Class B common stock on December 13, 2022 to P10 in accordance with the Stock Repurchase Program; and (v) an amendment to Form 3 filed by Robert B. Stewart, Jr. on December 19, 2022 to report an additional 71,470 shares of Class A common stock that were inadvertently omitted on his original Form 3 filed on October 20, 2021.

Other Matters

Environmental & Social Impact

At P10, our multi-asset class solutions are built on our deep network of relationships with fund managers and limited partners. P10 is a premier private markets solutions provider in the middle and lower middle market. As such, our mission is to provide investors differentiated access to a broad set of investment solutions that address their diverse investment needs within private markets. We structure, manage, and monitor portfolios of private market investments. Our existing portfolio of private solutions include Private Equity, Venture Capital, Private Credit, and Impact investing.

P10 is committed to embedding sustainability into our business. Our strategies include RCP Advisors, TrueBridge, Five Points Capital, Enhanced Capital, Hark Capital, Bonaccord Capital Partners, and WTI. While each business is unique, all are bound by shared purpose. WTI leads our private credit strategy with decades of experience. The firm is focused on providing senior secured financing to early-stage and emerging stage life sciences and technology companies. While each of our strategies pursue investments that offer attractive returns, there is also a desire to align investment objectives with our core values.

Of note is the work done by our impact strategy, Enhanced Capital. For over 22 years, Enhanced Capital has been a trailblazer in the impact investing arena, and we remain steadfast in our mission to generate measurable and meaningful impact across the US lower middle market. We do so by investing through our Small Business Lending, Impact Real Estate, and Climate Finance strategies and ensuring economic, social, and environmental impacts are achieved. Investments from each of our three verticals, Climate Finance, Impact Real Estate, and Small Business Lending target small businesses and projects located in underserved communities and owned and operated by underrepresented populations.

Enhanced Capital’s commitment to impact investing is evident in our rigorous Impact Measurement and Management (IMM) policy, which is aligned with the United Nations’ Sustainable Development Goals (UN SDGs) Framework. In March 2022, Enhanced Capital was recognized by ImpactAssets and selected for the IA 50 2022 Impact Fund Managers list. This distinct recognition is evidence of the meaningful difference Enhanced Capital’s projects have made in people’s lives. This last year was one of the firm’s most successful years, with Enhanced deploying more than $895 million across 93 companies and projects.

28        P10, Inc.

Other Matters

Environment, Social & Governance (ESG) Oversight

Our executive leadership team and board recognize the importance of embedding environmental and social priorities within our business operations and support a strategy intended to drive additional progress on initiatives that promote sustainability. Each strategy has specific areas of focus as they determine how to operationalize particular initiatives and programs. These priorities inform our updated ESG strategy and sustainability initiatives. The four pillars of our ESG strategy include: (1) Our People (2) Our Community, (3) Environmental Responsibility, and (4) Governance.

Our People: While our financial results are gratifying, P10 is not solely focused on driving revenue through our scalable platform. Our business is built on relationships and those are everything to us. Not just with general partners and limited partners, but with employees. Employee retention is key to the execution of our business plan, and we are keenly aware of the importance our people play in the success of our business. We demonstrate our commitment to providing equal opportunities to all employees through training, mentoring, education, and an inclusive culture. We engage our employees in a variety of ways as we seek to create a vibrant workplace for our team.

As of December 31, 2022, we have 234 full-time equivalent employees, primarily located in the United States. Approximately 39% of our total work force and 17% of our senior leaders were female, while approximately 17% of our total work force and none of our senior leaders were minorities. The Company is focused on supporting our employees, and we consider talent management to be essential to the ongoing success of our business. Our Board of Directors and committees provide oversight of our human capital management strategy.

Our commitment to Diversity & Inclusion (D&I) starts with our goal of attracting, retaining, and developing a workforce that is unique in background, knowledge, skillset and experience. We seek qualified individuals, including LGBTQ+, minorities, women, and veterans to join our team. We have a strong anti-discrimination policy and consider the inclusion of all people as paramount to our goals.

In 2022, we continued the evolution of our D&I strategy and objectives and recognize it as an ongoing business imperative. For example, this year RCP became a signatory of ILPA’s Diversity in Action initiative. Each quarter, the signatories of the initiative gather for a conversation centered around shared challenges and opportunities to advance D&I.

We are committed to providing our employees with competitive total compensation, benefits, and wellness resources. We provide a comprehensive benefits package that supports the physical and mental well-being of our workforce, including medical, dental, life, disability coverage, parental leave, education reimbursement, and flexible paid time off. We also provide competitive retirement benefits, including a 401(k)-match program.

Our Community: We support a variety of charitable organizations in our communities through donations, fundraising efforts, and educational partnerships. We strive to use our knowledge, talents and resources to help improve the quality of life in our communities. Each year, Enhanced Capital publishes an annual Community Impact Report to disclose impact performance and other learnings from the year. Some highlights of these philanthropic and volunteer efforts include:

•	$1.3 billion since inception towards small business lending.

2023 Proxy Statement        29

Other Matters

•	$1.5 billion since inception towards climate finance.

•	In April 2022, provided an investment to the newly reopened Quitman Community Hospital, a designated Critical Access Hospital designed to advance high-quality healthcare access in rural communities.

Finally, we measure success not only in financial terms, but in our ongoing efforts to reduce inequalities through financial education and literacy programs, good health and well-being, and empowering individuals in low to moderate income communities. Our employees are encouraged to volunteer in their community. P10 is proud to be able to support many events including community development, educational programs, and youth organizations. We are focusing efforts on making significant and measurable direct impact in communities across the United States.

Environmental Responsibility: We support the transition to lower carbon operations and to create environmental awareness among our stakeholders – encouraging them to reduce their carbon footprint, manage waste properly and recycle.

To operate our business in a sustainable manner, we have undertaken a number of initiatives designed to reduce our impact on the environment and to promote environmentally-friendly projects and practices. With a view to increasing efficiency and reducing waste, we are continuing to digitize manual back office and financial center functions. In 2022, we:

•	Increased the use of e-records and e-signing technology resulting in paper waste and carbon emissions reduction.

•	Utilized digital solutions such as mobile/online banking, eStatements, and electronic bill pay.

•	Continued to migrate technology infrastructure to a cloud environment, reducing energy usage, and accordingly, our carbon footprint.

•	Encouraged environmentally friendly work practices by supporting the recycling of plastic, glass, and paper.

Our approach to environmental management includes measures to reduce the waste we send to landfills, cultivating a more sustainable supply chain, and reducing our greenhouse gas emissions. We will continue to engage with our strategies and suppliers throughout our global value chain to manage environmental impacts to conserve resources, reduce costs, and promote ethical sourcing practices.

Governance: We believe that strong governance related to ethics, integrity, risk management, compliance, and business continuity supports the long-term success of our Company, building trust and credibility with our stakeholders. Key sustainability governance priorities include:

•	Integrating sustainability matters into overall governance structure and oversight.

•	Enhancing our cybersecurity and risk management programs.

•	Rigorous compliance oversight including the assignment of a Chief Compliance Officer for each strategy.

Our board and its committees help set the tone for P10 and meet regularly to review policies, current regulations, and industry best practices. Our strong governance is reflected in many of our policies and practices. We have adopted a Code of Conduct and Ethics that applies to all directors, officers, and employees. Additionally, we have a comprehensive compliance program that promotes ethical and compliant business practices throughout our business, and we offer compliance education training to our employees. P10’s whistleblower policy further supports our stated goals within our governance structure. Our whistleblower policy encourages transparency, confidentiality, and provides multiple avenues for employees to submit concerns about financial irregularities, breaches of internal controls, conflicts of interest, and fraud.

P10, and its strategies, implement robust risk management programs to ensure compliance with applicable laws and regulations governing ethical business practices, including our relationships with suppliers, customers and business partners, and our industry. Our risk management teams oversee compliance with applicable laws and regulations and coordinate with affiliate subject-matter experts (SMEs) throughout the business to identify, monitor and mitigate material risks. We leverage the latest encryption configurations and cybertechnologies on our systems, devices, and third-party connections and further reviews vendor encryption to maintain proper information security safeguards.

30        P10, Inc.

Other Matters

Our IT team uses a combination of industry-leading tools and innovative technologies to help protect our stakeholder’s data. Our employees are responsible for complying with our data security standards and complete mandatory annual training to understand the behaviors and technical requirements necessary to keep data secure. We also offer ongoing education for our employees to recognize and report suspicious activity. The primary goal of our data security program is to maintain defenses with industry best practices. We use examination guidelines, frameworks, and privacy laws to guide us in consistently meeting legal and regulatory requirements. Our strategy allows us to perform a high level of due diligence by investing in information security controls.

We are proud of the contribution we are making to our society and in 2023 we expect to highlight more of these achievements. P10 routinely engages with our stakeholders on ESG and sustainability matters.

For more information, please visit: www.p10alts.com

Proxy Solicitation

We will pay all costs that we incur in connection with the solicitation of proxies for the annual meeting, including the costs of preparing, assembling, printing and mailing this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and any additional solicitation material furnished to the stockholders. In addition to soliciting proxies by mail, certain of our officers and other employees may solicit proxies personally, by telephone or by electronic communication. Copies of the solicitation materials will be furnished to brokers, banks and other nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We have retained InvestorCom, LLC to aid in the solicitation at an estimated cost of $5,000 plus reimbursable out-of-pocket expenses.

Stockholder Proposals

Stockholders wishing to include proposals in the proxy materials in relation to our 2024 Annual Meeting of Stockholders must submit the same in writing, by mail, first-class postage pre-paid, to P10, Inc., 4514 Cole Ave, Suite 1600, Dallas, TX 75205, Attention: Corporate Secretary, which must be received at our executive office on or before December 25, 2023, unless the date of the 2024 Annual Meeting is changed by more than 30 days from the date of the last annual meeting, in which case the proposal must be received no later than a reasonable time before the Company begins to print and send its proxy materials. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to stockholders’ proposals.

Stockholders who intend to present a proposal at the 2024 Annual Meeting, without including such proposal in our proxy statement, must provide our Corporate Secretary with written notice of such proposal not later than March 18, 2024 and not earlier than February 16, 2024, unless the date of the 2024 Annual Meeting is changed by more than 30 days from the date of the last annual meeting, in which case the proposal must be delivered between 90 to 120 days prior to the date of the 2024 Annual Meeting or within 10 calendar days after the date of the 2024 Annual Meeting is first publicly announced. If the stockholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

Finally, the deadline for providing notice to the company under Rule 14a-19, the SEC’s universal proxy rule, of a stockholder’s intent to solicit proxies in support of nominees submitted under the company’s advance notice bylaws for our 2024 annual meeting is April 17, 2024.

Delivery of Documents to Stockholders Sharing an Address

To the extent we deliver a paper copy of the proxy materials to stockholders, the SEC rules allow us to deliver a single copy of proxy materials to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family.

2023 Proxy Statement        31

Other Matters

We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at the same address as another stockholder and currently receiving only one copy of the proxy materials who wishes to receive his or her own copy. Requests should be directed to our Corporate Secretary by phone at 214-865-7998 or by mail to P10, Inc., 4514 Cole Ave, Suite 1600, Dallas, TX 75205.

Upon written request addressed to our Corporate Secretary at 4514 Cole Ave, Suite 1600, Dallas, TX 75205 from any person solicited herein, we will provide, at no cost, a copy of our fiscal 2022 Annual Report on Form 10-K filed with the SEC.

Our Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and matters incident to the conduct of the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

By order of the Board of Directors,

Robert Alpert

Robert Alpert

Co-Chief Executive Officer and Chairman of the Board of Directors

April 24, 2023

32        P10, Inc.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET Go To: www.proxypush.com/PX • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
PHONE Call 1-866-983-6559 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions
MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

P10, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 20, 2023

TIME:	Friday, June 16, 2023 9:00 AM, Central Time
PLACE:	4514 Cole Ave, 3rd Floor
Dallas, TX 75205

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Robert Alpert and C. Clark Webb (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of P10, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE NAMED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

P10, Inc.

Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR THE ELECTION OF BOTH CLASS II DIRECTOR NOMINEES LISTED
FOR PROPOSAL 2
	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	Election of Class II Director Nominees (for a three year term):
		FOR	WITHHOLD
	1.01 David M. McCoy	☐	☐		FOR

	1.02 Robert B. Stewart, Jr.	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of KPMG LLP as independent registered public accountants.	☐	☐	☐	FOR

NOTE: In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

☐	Check here if you would like to attend the meeting in person.

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date